SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

AMERICAN GREETINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 25, 2004

       The Annual Meeting of Shareholders of American Greetings Corporation (the “Company”) will be held at the Company’s World Headquarters, One American Road, Cleveland, Ohio 44144, on Friday, June 25, 2004, at 2:30 p.m., Cleveland time, to consider and act upon the following:

1.	Electing four Class III directors and one Class II director;

2.	Increasing the number of Common Shares available for issuance under the Company’s 1997 Equity and Performance Incentive Plan from 12,500,000 to 17,000,000; and

3.	Transacting such other business as may properly come before the meeting or any adjournments thereof.

      The World Headquarters may be entered from the private road off Memphis Avenue, or from American Road off Tiedeman Road. As you approach either the private road or American Road, there will be signs directing you to the meeting place. The principal address of American Greetings Corporation is One American Road, Cleveland, Ohio 44144.

      Only shareholders of record at the close of business on April 26, 2004, are entitled to notice of and to vote at the meeting and any adjournments thereof.

By order of the Board of Directors,

CATHERINE M. KILBANE

Secretary

Dated: May 17, 2004

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY
CARD PROMPTLY. IF YOU ARE PRESENT AT THE MEETING, YOU MAY
WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

PROXY STATEMENT

General

      The Board of Directors of American Greetings Corporation (the “Board”) has ordered solicitation of the enclosed proxy in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 25, 2004, at 2:30 p.m., Cleveland time, at the Company’s World Headquarters, One American Road, Cleveland, Ohio 44144, to consider and act upon matters specified in the accompanying Notice of Annual Meeting of Shareholders. Copies of this Proxy Statement and the accompanying notice and proxy, along with our Annual Report to Shareholders, is first being sent or given to shareholders on or about May 17, 2004.

      The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and proxy, will be borne by the Company. Besides solicitation by mail, solicitations may be made by personal interview, telephone, electronic mail, and facsimile by officers and other regular employees of the Company. Brokerage houses, banks and other persons holding shares in nominee names have been requested to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such persons for their reasonable expenses.

      Shareholders have cumulative voting rights in the election of directors, provided that (i) any shareholder gives notice in writing to the Chairman, President, a Senior Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the Annual Meeting, that he or she desires that the voting at such Annual Meeting be cumulative, and (ii) an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is so invoked, a shareholder may cumulate votes for the election of a nominee by casting a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled. The shareholder also may distribute his or her votes between or among two or more nominees on the same basis. Unless otherwise indicated by the shareholder, where cumulative voting is invoked, the persons named in the enclosed proxy will vote, in their discretion, for one or more of the nominees for whom authority was not withheld and will cumulate votes so as to elect the maximum number of nominees proposed by the Board. If cumulative voting is not invoked at the Annual Meeting with respect to the election of directors, the proxies will vote the number of shares on the proxy card for only those Board nominees for whom authority has not been withheld.

      The shares represented by your proxy will be voted in accordance with the instructions as indicated on the proxy. In the absence of any such instructions, they will be voted in accordance with the Board of Directors’ recommendations. Your presence at the Annual Meeting, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to the Company in writing at the address indicated on the accompanying Notice of Annual Meeting of Shareholders, or in open meeting.

      Except as described below regarding Proposal 2, the presence at the Annual Meeting, either in person or by proxy, of the holders of not less than twenty-five percent of the voting power of the Company on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes will not count for or against any nominee for election as director. If a quorum is present at the meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote will be elected directors. Provided that the total vote cast on Proposal 2 represents over fifty percent in interest of the Common Shares, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve Proposal 2, and abstentions and broker non-votes will, in effect, be votes against the Proposal.

Voting Securities and Record Date

      As of April 26, 2004, there were outstanding, exclusive of treasury shares which cannot be voted, 63,435,579 Class A Common Shares (“Class A Common Shares”) entitled to one vote per share and 4,727,943

Class B Common Shares (“Class B Common Shares”) entitled to ten votes per share upon all matters presented to the shareholders. Holders of record of such shares at the close of business on April 26, 2004, are the only shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Board of Directors

      The Board met four times during the fiscal year ended February 29, 2004 (“FY 2004”). In addition, the Board took action without a meeting two times pursuant to Section 1701.54 of the Ohio Revised Code and the Code of Regulations of the Company.

      The Board has a standing Executive Committee, Audit Committee, Nominating and Governance Committee and Compensation and Management Development Committee.

Independent Directors

      The new New York Stock Exchange (“NYSE”) rules require listed companies to have a Board of Directors with at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has determined that Dr. Thornton, Dr. Cowen, Mrs. Mouchly-Weiss and Messrs. Hardis, Kahl, and Ratner are independent. The Board of Directors has also determined that Mr. Joseph Hardin, a nominee for election as a director, qualifies as independent.

      In making its independence determinations, the Board considered the relationships of the independent directors with the following organizations: Mr. Ratner’s position as Chief Executive Officer and President of Forest City Enterprises, a subsidiary of which rents retail store space in various shopping malls to the Company, (ii) that the Company has made a $20,000 charitable contribution to the Cleveland Orchestra in FY 2004, and that Messrs. Ratner and Hardis are members of the board of trustees of The Musical Arts Association, the parent organization of the Cleveland Orchestra, (iii) that the Company made a $190,000 charitable contribution to United Way Services of Cleveland in FY 2004, an organization of which Mr. Ratner and Dr. Thornton are members of the board of trustees, (iv) that the Company has made charitable contributions to the Cleveland Clinic Foundation, an organization in which Mr. Morry Weiss, Mr. Hardis and Mr. Kahl serve on the board of trustees, consisting of a $200,000 pledge in fiscal year 1998 and a $1,000,000 pledge in FY 2004, (v) that Mr. Kahl is a former chairman of Students In Free Enterprise, a non-profit organization to which the Company has made a $95,000 donation in FY 2004, (vi) that the Company has made a $1,000 charitable contribution to Playhouse Square in 2004, an organization in which Mr. Hardis is a member of the board of trustees, (vii) that Dr. Cowen is the President and Seymour S. Goodman Professor of Management and Professor of Economics at Tulane University, a college to which the Company has made a $15,000 donation in FY 2004, (viii) that Dr. Cowen is a director of Forest City Enterprises, a subsidiary of which rents retail store space in various shopping malls to the Company, and (ix) that Dr. Thornton is the President of Cuyahoga Community College, and the Company made a $1,000,000 pledge during fiscal year 2000 to the Tri-C Foundation. The Board has determined that the Company’s business dealings with or contributions to these organizations are not material, do not create a material relationship between the Company and any of Messrs. Hardis, Kahl, and Ratner, Dr. Cowen or Dr. Thornton and that the independent judgment of these directors has not been and will not be compromised by their relationships with these organizations.

      Each member of the Audit, Nominating and Governance and Compensation and Management Development Committees is independent as defined under the current listing standards of the NYSE.

Executive Committee

Morry Weiss (Chairman) Stephen R. Hardis Jack Kahl Charles A. Ratner	James C. Spira Jeffrey M. Weiss Zev Weiss

      The Executive Committee has the same power and authority as the Board between meetings of the Board, except that it may not fill vacancies on the Board or on Committees of the Board. The Executive Committee met one time during FY 2004 and took action without a meeting five times pursuant to Section 1701.63(D) of the Ohio Revised Code and the Company’s Code of Regulations.

Audit Committee

Stephen R. Hardis (Chairman) Scott S. Cowen	Harriet Mouchly-Weiss Jerry Sue Thornton

      The Board of Directors has determined that all Audit Committee members are financially literate under the current listing standards of the NYSE. The Board also determined that Mr. Hardis qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the new NYSE rules mandated by the SEC, members of the Audit Committee must have no affiliation with the issuer, other than their Board seats, and receive no compensation in any capacity other than as a director or committee member. Each member of the Company’s Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies. According to NYSE listing standards, if a listed company does not limit the number of audit committees on which its Audit Committee members serve and a member of the Audit Committee serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. Dr. Cowen and Mr. Hardis each serve on the audit committees of more than three publicly traded companies; however, the Board has affirmatively determined that such simultaneous service will not impair the ability of Dr. Cowen and Mr. Hardis to effectively serve on the Company’s Audit Committee.

      The Board of Directors has adopted a written Audit Committee Charter, and a copy of the Audit Committee Charter is attached hereto as Appendix A. The charter will also be available on the Company’s web-site at www.corporate.americangreetings.com under “Investor Relations” on or before the date of the Annual Meeting.

      The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities by: (i) monitoring the integrity of the Company’s financial statements; (ii) monitoring the integrity of the Company’s auditing, accounting and financial reporting processes generally; (iii) monitoring the independence and performance of the Company’s outside auditors and the Company’s internal audit department; (iv) monitoring the Company’s compliance with legal and regulatory requirements; (v) reviewing the adequacy of and compliance with the Company’s financial policies and procedures and systems of internal control; (vi) preparing the Audit Committee Report to be included in the proxy statement; and (vii) making regular reports to the Board and keeping written minutes of its meetings. The Audit Committee has the sole authority to engage and replace the independent auditor. The Audit Committee met five times during FY 2004.

Nominating and Governance Committee

Charles A. Ratner (Chairman) Scott S. Cowen	Jack Kahl Jerry Sue Thornton

      The purposes of the Nominating and Governance Committee are to (i) assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for each annual meeting of shareholders; (ii) review and recommend to the Board qualifications for committee membership and committee structure and operations; (iii) recommend to the Board directors to serve on each committee and a Chairperson for such committee; (iv) develop and recommend to the Board a set of corporate governance policies and procedures applicable to the Company; and (v) lead the Board in its annual review of the Board’s performance. The Committee met one time during FY 2004. A current copy of the Nominating and Governance Committee Charter will be available on the Company’s web-site at www.corporate.americangreetings.com under “Investor Relations” on or before the date of the Annual Meeting.

      It is the policy of the Nominating and Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice on or before January 17 to the Chairman, Chief Executive Officer or Secretary of the Company at American Greetings Corporation, One American Road, Cleveland, Ohio 44144, for consideration by the Committee for that year’s election of directors at the Annual Meeting. It is the policy of the Committee not to evaluate candidates recommended by shareholders any differently from candidates recommended from other sources.

      The Nominating and Governance Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the nominee’s qualification as independent under the NYSE’s listing standards, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Committee shall select prospective Board members who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who the Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the shareholders. When seeking candidates for the Board, the Committee may also solicit suggestions from incumbent directors, management and third-party search firms, although the Board has not engaged a third-party search firm at this time. With respect to Mr. Joseph Hardin, who is a nominee for director this year, Messrs. Morry Weiss (Chairman of the Board and a director of the Company), Zev Weiss (Chief Executive Officer and a director of the Company) and Kahl (director of the Company) recommended him as a nominee.

Compensation and Management Development Committee

Scott S. Cowen (Chairman) Stephen R. Hardis Jack Kahl	Harriet Mouchly-Weiss Charles A. Ratner

      The Compensation and Management Development Committee of the Board of Directors reviews and approves the compensation for the Company’s executive officers generally and reviews and approves the Company’s executive and employee compensation plans (including the plans for the Chief Executive Officer, the Named Executive Officers and the Company’s other executive officers); reviews and approves grants and awards to executive officers and other participants under the Company’s equity-based compensation plans and oversees the annual evaluation of management. The Committee met three times during FY 2004 and took action without a meeting 12 times during FY 2004 pursuant to Section 1701.63(D) of the Ohio Revised Code and the Company’s Code of Regulations. A current copy of the Compensation and Management Development Committee Charter will be available on the Company’s web-site at www.corporate.americangreetings.com under “Investor Relations” on or before the date of the Annual Meeting.

Attendance

      During FY 2004 each director attended 75% or more of the aggregate number of meetings of the Board and the respective Committees on which he or she serves, except for Mr. Ratner. The Company has established a formal policy requiring director attendance at all Board meetings (and Committee meetings of which the director is a member), absent unusual circumstances. The Company expects its directors to attend the annual meetings of shareholders (which are usually held the same day as a meeting of the Board of Directors), and all of the Company’s directors attended the 2003 annual meeting of shareholders.

Communications to the Board of Directors

      Our Board of Directors believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board of Directors, an individual director, the presiding director of non-management executive sessions, or the non-management directors as a group can mail a letter to the Board of Directors, individual director, presiding director, or group of non-management directors (as applicable) c/o Secretary, American Greetings Corporation, One American Road, Cleveland, Ohio 44144. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state the intended recipients. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors; however, the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The directors are not spokespeople for the Company and shareholders should not expect a response or reply to any communication.

Executive Sessions

      Beginning this year, the NYSE rules require that non-management directors meet in regularly scheduled executive sessions. The NYSE rules further state that the independent directors should meet at least once a year in executive session. Mr. Ratner has been appointed as the presiding director by the non-management directors to preside at these sessions.

Section 16(a) Beneficial Ownership Reporting Compliance

      The Company’s directors, executive officers and holders of more than 10 percent of the Company’s Common Shares file reports with the Securities and Exchange Commission indicating the number of shares of any class of the Company’s equity securities they owned when they became a director, executive officer or a greater-than-10 percent holder and, after that, any changes in their ownership of the Company’s equity securities. They must also provide the Company with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. To the Company’s knowledge, based solely on the Company’s review of the copies of such reports furnished to the Company and written representations that no other reports were required during FY 2004, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-10 percent holders were complied with.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Company’s Board of Directors comprises three classes of directors, each class having a three-year term. Class III members are to be elected at the June 25, 2004 Annual Meeting.

      It is proposed that the shareholders re-elect the following nominees for Class III directors: Scott S. Cowen, Harriet Mouchly-Weiss, Charles A. Ratner and Zev Weiss. The term of office to be served by each nominee in Class III, if elected, will be three years, until the 2007 Annual Meeting, or until his or her successor is duly elected and qualified. Each of these nominees for Class III director has agreed to stand for re-election.

      Additionally in 2003 (as in the past), the Company nominated three Class II directors but fixed the number of Class II directors at four to accommodate an additional qualified director if one was brought to the Board’s attention prior to the expiration of the Class II term in 2006. Therefore, it is further proposed that the shareholders elect Joseph Hardin as a Class II director. The term of office to be served by Mr. Hardin, if elected, will be two years, until the 2006 Annual Meeting, or until his successor is duly elected and qualified.

      If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Nominating and Governance Committee.

The Board recommends that you vote “FOR” all of the following nominees.

Nominees for Election to Term Expiring in 2007

(Class III)

Scott S. Cowen (57)
Director (1989), Chairman of the Compensation and Management Development Committee, member of the Audit Committee and Nominating and Governance Committee

Dr. Cowen’s principal occupation is President and Seymour S. Goodman Professor of Management and Professor of Economics, Tulane University, a position he has held since 1998. Prior to that Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management at Case Western Reserve University. Dr. Cowen serves as a director of Jo-Ann Stores, Inc. (specialty store retailer), Forest City Enterprises, Inc. (conglomerate corporation engaged in real estate development, sales, investment, construction and lumber wholesale) and Newell Rubbermaid Inc. (consumer home products). Dr. Cowen is also a member of the boards of the American Council on Education, serving on several of the organization’s committees and of the National Association of Independent Colleges and Universities (educational institutions). In addition, he sits on several community boards, including those of the New Orleans Business Council, New Orleans Regional Chamber of Commerce, United Way of Greater New Orleans and Committee for a Better New Orleans.

Harriet Mouchly-Weiss (61)
Director (1998), member of the Audit Committee and Compensation and Management Development Committee

Mrs. Mouchly-Weiss is founder and managing partner of Strategy XXI (corporate communications). She is a director of Viisage Technology, Inc. (developer of personal security and identification systems). She is a member of the Committee of 200, serves on the boards of The Abraham Fund, Israel Policy Forum, and Women’s Executive Circle of the U.J.A.-Federation of New York, is an advisor to the State of the World Forum, is actively involved with The New Israel Fund, IADAF and the US-Israel Women to Women organization, works with the Council on Economic Priorities and is a former member of the Board of Overseers for the Malcolm Baldrige National Quality Award Program (professional, educational and charitable organizations). Mrs. Mouchly-Weiss is also on the board of Count-Me-In micro-lending group (online women’s small business lender). Mrs. Mouchly-Weiss is not related to Messrs. Jeffrey, Morry or Zev Weiss.

Charles A. Ratner (62)
Director (2000), Chairman of the Nominating and Governance Committee, member of the Compensation and Management Development Committee and Executive Committee

Mr. Ratner’s principal occupation is Chief Executive Officer and President of Forest City Enterprises, positions he has held for seven years and nine years, respectively. Mr. Ratner is a director of Cole National Corporation. Mr. Ratner serves as a trustee of the Mandel Associated Foundations, David and Inez Myers Foundation, University Hospital and Mt. Sinai Health Care Foundation, and Mr. Ratner is currently on the boards of The Musical Arts Association, Greater Cleveland Growth Association, Cleveland Tomorrow, United Way Services and Jewish Community Federation (professional, educational, health care and non- profit organizations).

Zev Weiss (37)
Director (2003), member of the Executive Committee

Effective June 1, 2003, Zev Weiss was appointed to fill a vacancy in Class III of the Board until his term expires on June 25, 2004. Mr. Weiss became Chief Executive Officer of the Company in June 2003. Prior to becoming CEO, Mr. Weiss’s principal occupation was Executive Vice President, A.G. Ventures and Enterprise Management, a position he held since December 2001. Prior to that, Mr. Weiss served as Senior Vice President of A.G. Ventures (March 2001 — November 2001), and for almost a year prior to that he served as Vice President of the Company’s Strategic Business Unit Division. From May of 1997 through February of 2000, Mr. Weiss was Executive Director of National Accounts, North American Greeting Card Division. Mr. Weiss joined the Company in 1992 as a sales representative. Mr. Weiss also serves as a director of AmericanGreetings.com (Internet social expressions provider and subsidiary of the Company). He is currently on the board of Yeshiva University (educational institution). Zev Weiss is the son of Morry Weiss, the Company’s Chairman of the Board; the brother of Jeffrey M. Weiss, a director of the Company and President, Chief Operating Officer of the Company; and the nephew of Erwin Weiss, the Company’s Senior Vice President, Specialty Business.

Nominee for Election to Term Expiring in 2006 (Class II)
Joseph Hardin (59)
Mr. Hardin was President, Chief Executive Officer and a director of Kinko’s, Inc., a digital document solutions provider, from May 1997 until he retired in January of 2001. Prior to joining Kinko’s, Mr. Hardin was President and Chief Executive Officer of SAM’s Club, the wholesale division of Wal-Mart Stores Inc. Mr. Hardin currently serves as a director for Dean Foods, a manufacturer and distributor of foods and beverages. Mr. Hardin is also a director of the following organizations: Students in Free Enterprise, Direct Relief International and Corporate Council for the Vietnam Veterans Memorial Fund (educational and non-profit institutions). Mr. Hardin also serves on the Consumer Products Advisory Board for Computer Sciences Corporation.

Vote Required
The nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting by the shares present in person or by proxy and entitled to vote will be elected directors.

Continuing Directors with Term Expiring in 2005 (Class I)

Stephen R. Hardis (68)
Director (1999), Chairman of the Audit Committee, member of the Compensation and Management Development Committee and Executive Committee

Mr. Hardis’s principal occupation is Chairman of Axcelis Technologies, Inc. (semiconductor equipment). Until his retirement on July 31, 2000, Mr. Hardis was Chairman and Chief Executive Officer of Eaton Corporation (manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial and semiconductor markets). Before joining Eaton in 1979, Mr. Hardis served as Executive Vice President of Finance and Planning for Sybron Corporation (health equipment supplies and services) and prior to that he was associated with General Dynamics Corporation (industrial aerospace manufacturer). Mr. Hardis is a member of the boards of Lexmark International, Inc. (a spin-off of IBM’s printer business), Nordson Corporation (industrial painting system manufacturer), Marsh & McLennan Cos. (insurance), Progressive Insurance Company (automobile insurance), STERIS Corporation (infection and contamination prevention products and services) and Apogent Technologies, Inc. (healthcare diagnostics and scientific research). He also serves as a director of the Cleveland Clinic Foundation (hospital) and is a trustee of The Musical Arts Association (Cleveland Orchestra) and Playhouse Square Foundation (non-profit organization supporting Playhouse Square Center).

James C. Spira (61)
Director (1998), member of the Executive Committee

Mr. Spira currently serves as the non-executive chairman of Brulant, Inc., an information technology consulting firm in Northeast Ohio. Mr. Spira was elected President and Chief Operating Officer of the Company on March 22, 2001, and served in such position through June 1, 2003. He served as Vice Chairman of the Company from June 22, 2000, until March 22, 2001. For five years prior to that he was managing partner emeritus and director of Diamond Technology Partners (technology management consulting firm). Before joining Diamond Technology Partners, he co-founded Cleveland Consulting Associates (an operations management and supply chain management consulting firm), serving as President and Chief Executive Officer from 1974 until 1989. Mr. Spira serves on the boards of Brulant, LLC, AmericanGreetings.com (Internet social expressions provider and a subsidiary of the Company), Ciber, Inc. (informational technology services) and Dealer Tire LLC (tire distributor). He also serves on the boards of Jewish Family Service Association of Cleveland, the Siegal College of Judaic Studies, Hobart and William Smith College, as well as on various committees of the Jewish Community Federation of Cleveland (charitable, non-profit and educational organizations).

Morry Weiss (64)
Director (1971), Chairman, Chairman of the Executive Committee

Morry Weiss joined the Company in 1961 and had various responsibilities with the Company including Group Vice President of Sales, Marketing and Creative. In June 1978, Mr. Weiss was appointed President and Chief Operating Officer. From October 1987 until June 1, 2003, Mr. Weiss was Chief Executive Officer of the Company. In February 1992, Mr. Weiss became Chairman of the Company. Mr. Weiss also serves as a director of National City Corporation (holding company of National City Bank-Cleveland and other banks), AmericanGreetings.com (Internet social expressions provider and subsidiary of the Company), and is a member of the advisory board of Primus Venture Partners (equity investor in companies requiring growth capital). Mr. Weiss is involved in United Way Services, United Jewish Appeal, the Cleveland Orchestra, the Cleveland Clinic Foundation and the Jewish Community Federation of Cleveland (charitable, health care and non-profit organizations). Morry Weiss is the father of Jeffrey M. Weiss, a director of the Company and President, Chief Operating Officer of the Company; the father of Zev Weiss, a director of the Company and Chief Executive Officer of the Company; and the brother of Erwin Weiss, the Company’s Senior Vice President, Specialty Business.

Continuing Directors with Term Expiring in 2006 (Class II)
Jack Kahl (63)
Director (2000), member of the Executive Committee, Compensation and Management Development Committee and Nominating and Governance Committee

Mr. Kahl’s principal occupation is President and Chief Executive Officer of Jack Kahl and Associates (consulting), a position he has held since January 2001. Before founding Jack Kahl and Associates, Mr. Kahl served for more than 25 years as Chief Executive Officer of Manco, Inc., a marketer and distributor of innovative consumer products, including DuckTM brand tape. Mr. Kahl serves on the boards of the Cleveland Clinic Foundation (hospital), Paragon Holdings (holding corporation for various manufacturing entities), MCM Capital Advisory (investment advisors), and Clark/ Bardes Inc. (insurance). He also serves on the boards of trustees of John Carroll University and St. Edward’s High School (educational institutions).

Jerry Sue Thornton (57)
Director (2000), member of the Audit Committee and Nominating and Governance Committee

Dr. Thornton is the President of Cuyahoga Community College, Cleveland, Ohio, the largest community college in Ohio, a position she has held since 1992. Dr. Thornton is a member of the board of National City Bank (bank/financial institution), Applied Industrial Technologies (technology consulting), RPM International, Inc. (specialty coatings manufacturer) and American Family Insurance (insurance company). Dr. Thornton is also a board member of Playhouse Square Foundation, Rock and Roll Hall of Fame and Museum — Cleveland and New York, Cleveland Municipal School District, Greater Cleveland Roundtable, United Way Services of Greater Cleveland, St. Vincent Quadrangle, The Cleveland Foundation, Cleveland Tomorrow, and Cleveland Downtown Partnership (professional, educational and non-profit organizations) and Clear Channel Radio (a radio station).

Jeffrey M. Weiss (40)
Director (2003), member of the Executive Committee

Effective June 1, 2003, Jeffrey M. Weiss was appointed to fill a vacancy in Class II of the Board, and was then elected as a director of the Company at the 2003 annual meeting of shareholders. Mr. Weiss’s principal occupation is President, Chief Operating Officer of the Company, a position he has held since June 1, 2003. From March 2000 until June 1, 2003, Mr. Weiss was Executive Vice President, North American Greeting Card Division of the Company. He is on the board of directors for WVIZ (public television) and on the Visiting Committee of the Weatherhead School of Management of Case Western Reserve University (educational institution). Jeffrey M. Weiss is the son of Morry Weiss, the Company’s Chairman of the Board; the brother of Zev Weiss, a director of the Company and the Company’s Chief Executive Officer; and the nephew of Erwin Weiss, the Company’s Senior Vice President, Specialty Business.

Directors’ Compensation

      Employees of the Company who are also directors are not paid any director fees. For FY 2004, compensation for non-employee directors included the following:

•	An annual retainer fee of $35,000;

•	$1,000 for each Board or committee meeting attended, and the members of the Audit Committee receive an additional $1,000 (for a total of $2,000) for attending each Audit Committee meeting;

•	75% of applicable meeting fee for each telephonic meeting attended;

•	4,000 stock options per fiscal year;

•	The respective Chairs of the Nominating and Governance and Compensation and Management Development Committees are paid an annual retainer fee of $3,500, and the Chair of the Audit Committee is paid an annual retainer fee of $7,000; and

•	Reimbursement of expenses related to attending Board and committee meetings.

      During FY 2004, Mr. Hardis, Mr. Kahl, Mr. Ratner and Dr. Thornton received their annual retainer fees in Company Common Shares; Mrs. Mouchly-Weiss received this amount partly in Company Common Shares and partly in cash. Dr. Cowen received this amount in cash. No director fees were paid to Morry Weiss, Zev Weiss or Jeffrey M. Weiss for serving on the Board during FY 2004, and director fees were paid to Mr. Spira during the second, third and fourth quarters of FY 2004 for serving as a director after he retired from the Company on June 1, 2003.

PROPOSAL NO. 2

TO INCREASE THE NUMBER OF COMMON SHARES AVAILABLE UNDER THE COMPANY’S

1997 EQUITY AND PERFORMANCE INCENTIVE PLAN

General.

      The Company has granted stock options to senior management and key employees for many years, and since January 27, 1995, it has had in place a program for making option awards to non-employee directors. In today’s competitive marketplace, incentive programs have become increasingly important to attract and retain outstanding individuals. The Company believes that it must continue to award stock-based incentive compensation in order to be competitive.

      The Company’s 1997 Equity and Performance Incentive Plan (the “1997 Plan”) was adopted by the Company’s Board of Directors and approved by its shareholders in 1997. In 2000, shareholders approved an increase of 500,000 Class A Common Shares available for grant under the 1997 Plan to bring the total authorized

Common Shares to 5,500,000. In 2001, shareholders approved an increase of 7,000,000 (6,500,000 Class A Common Shares and 500,000 Class B Common Shares) for a total of 12,500,000 Common Shares, and these additional 7,000,000 Common Shares were limited solely to stock option grants and are not to be used in connection with restricted or deferred stock, performance shares, performance units and other non-option equity awards otherwise available under the 1997 Plan.

      The Company anticipates that an additional 4,500,000 Common Shares will be needed for issuance under the 1997 Plan because the Common Shares available for issuance under the 1997 Plan as of February 29, 2004 have been depleted to 1,332,083 shares (1,221,922 of Class A Common Shares, of which 385,000 can be used for restricted share awards and 110,161 of Class B Common Shares, of which 50,000 can be used for restricted share awards).

      Shareholder approval is being sought so that the Company may increase the number of Common Shares available for issuance under the 1997 Plan by an additional 4,500,000 Common Shares (an additional 3,500,000 Class A Common Shares and an additional 1,000,000 Class B Common Shares) so that the total number of Common Shares authorized under the 1997 Plan would be increased from 12,500,000 Common Shares to 17,000,000 Common Shares (consisting of 14,000,000 Class A Common Shares and 2,500,000 Class B Common Shares). If this proposal is approved, the total number of Class A Common Shares authorized under the 1997 Plan would represent approximately 22.3 percent of the Company’s outstanding Class A Common Shares (exclusive of treasury shares) as of February 29, 2004 and the total number of Class B Common Shares authorized under the 1997 Plan would represent approximately 54.5 percent of the Company’s outstanding Class B Common Shares (exclusive of treasury shares) as of February 29, 2004.

      The description herein is a summary of the 1997 Plan and is subject to and qualified by the complete text of the 1997 Plan.

The Board recommends that you vote “FOR” Proposal 2.

      Shares Available Under the 1997 Plan. Subject to adjustment as provided in the 1997 Plan, the number of Common Shares that may be currently issued or transferred (i) upon the exercise of option rights (“Option Rights”) or appreciation rights (“Appreciation Rights”), (ii) as restricted shares (“Restricted Shares”) and released from substantial risk of forfeiture thereof, (iii) as deferred shares (“Deferred Shares”), (iv) in payment of performance shares (“Performance Shares”) or performance units (“Performance Units”) that have been earned, (v) as awards to directors who are not employees of the Company (“Non-Employee Directors”), and (vi) in payment of dividend equivalents paid with respect to awards made under the 1997 Plan shall not exceed in the aggregate 12,500,000 Common Shares (11,500,000 of which are Class A Common Shares and 1,000,000 of which are Class B Common Shares) plus any shares relating to awards that expire, are forfeited, or are transferred as payment of the purchase price payable on exercise of an Option Right (“Option Price”) or in satisfaction of any withholding amount. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

      Of the 12,500,000 Common Shares currently authorized under the 1997 Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options (“Incentive Stock Options” or “ISOs”) shall not exceed 11,500,000 Class A Common Shares and 1,000,000 Class B Common Shares, respectively. The aggregate number of Common Shares issued or transferred as Restricted Shares shall not exceed 450,000 Class A Common Shares and 50,000 Class B Common Shares, respectively. Nor will any Participant be granted more than 500,000 Restricted Shares or 500,000 Deferred Shares during any five-year period. Further, no Participant shall be granted Option Rights for more than 500,000 Restricted Shares during any five-year period. In no event shall any Participant, during any five-year period, receive more than 500,000 Appreciation Rights or receive an award of Performance Shares or Performance Units in any calendar year having an aggregate maximum value as of their respective Dates of Grant in excess of $3,000,000. The restrictions above are subject to adjustments as provided in the 1997 Plan.

      Eligibility. Participants may be selected by the Company’s Board of Directors (the “Board”) to receive benefits under the 1997 Plan, and such persons are referred to as “Participants.” “Participants” include officers or other key employees of the Company (or any of its subsidiaries) or a person who has agreed to commence serving in such an officer or key employee capacity. Participants may also include Non-Employee Directors of the Company who receive Option Rights or Restricted Shares as described below under the heading “Awards to Non-Employee Directors.” Currently, there are approximately 1,000 officers or key employees of the Company (or any of its subsidiaries or persons who have agreed to serve as an officer or key employee of the Company or any of its subsidiaries) and six Non-Employee Directors of the Company who are eligible to participate in the Plan.

      Option Rights. Option Rights may be granted which entitle the Participant to purchase Common Shares at a price not less than fair market value and fair market value means the fair market value of Class A Common Shares as listed on the NYSE as of the close of business on such date or the latest date for which there is a listing. The Board may grant Option Rights that consist of (i) options that are intended to qualify as Incentive Stock Options under Section 422A of the Internal Revenue Code (the “Code”); (ii) options that do not qualify (“Nonqualified Stock Options”); and (iii) combinations of options described in (i) and (ii).

      The Option Price is payable (i) in cash or check at the time of exercise; (ii) by the transfer to the Company of nonforfeitable, unrestricted Common Shares owned by the Participant having a value at the time of exercise at least equal to the Option Price; (iii) by surrender of any other award under the 1997 Plan having a value at the time of exercise at least equal to the Option Price and any Common Shares received upon such exercise of Option Rights shall be subject to such risk of forfeiture or restrictions as the original award that served as consideration; or (iv) a combination of such payment methods. Any grant of Option Rights may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the Common Shares to which the exercise relates.

      Any grant may provide for the automatic grant of additional Option Rights (“Reload Option Rights”) to a Participant upon the exercise of Option Rights using then-owned Common Shares or other awards under the Plan as payment. Any Reload Option Rights may cover up to the number of Common Shares, Deferred Shares, Option Rights or Performance Shares (or the number of Common Shares having a value equal to the value of any Performance Units) surrendered to the Company upon exercise in payment of the Option Price or to meet any withholding obligations. The Reload Option Rights may have an Option Price that is no less than the applicable fair market value per Class A Common Share at the time of exercise and shall be on such other terms as may be specified by the directors, which may be the same as or different from those of the original Option Rights. Depending on the limitations, if any, imposed by the Board at the time of grant, Reload Option Rights would permit a Participant, by delivery of then-owned Common Shares upon successive exercises of Reload Option Rights, to reduce or eliminate the amounts payable upon original exercise of the Option Rights.

      The Board may, at or after the grant date (“Date of Grant”) of any Option Rights (other than the grant of an ISO), provide for the payment of dividend equivalents to the Participant on a current, deferred or contingent basis or may provide that such equivalents be credited against the Option Price.

      No Option Right shall be exercisable more than ten years from the Date of Grant. Each grant must specify the period of continuous employment with the Company or any subsidiary that is necessary before the Option Rights will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a change of control or similar event. Successive grants may be made to the same Participant whether or not Option Rights previously granted remain unexercised. Any grant of Option Rights may specify Management Objectives (as described below) that must be achieved as a condition to exercise such rights.

      Any Option Rights granted pursuant to the 1997 Plan would consist of options to acquire Class A Common Shares or Class B Common Shares. The last reported sales price of the Company’s Class A Common Shares on April 30, 2004 was $20.50 per share.

      Appreciation Rights. An Appreciation Right is a right, exercisable by surrender of the related Option Right (if granted in tandem with Option Rights) or by itself (if granted as a Free-Standing Appreciation Right), to receive from the Company an amount equal to 100 percent, or such lesser percentage as the Board may determine, of the excess of the fair market value over the Option Price or exercise price, as applicable. Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares, or in any combination thereof, and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

      Any grant may specify that such Appreciation Right may be exercised only in the event of a change of control or similar event. Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition to exercise such rights. Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum amount specified by the Board of Directors at the Date of Grant, and any grant may specify waiting periods before exercise and permissible exercise dates or periods and shall provide that no Appreciation Right may be exercised except at a time when the related Option Right (if applicable) is also exercisable and at a time when the fair market value exceeds the Option Price or exercise price.

      Restricted Shares. A grant or sale of Restricted Shares involves the immediate transfer by the Company to a Participant of ownership of a specific number of Common Shares in consideration of the performance of services. The Participant is entitled immediately to voting, dividend and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a payment by the Participant that is less than the current fair market value per Class A Common Share, as the Board may determine.

      Restricted Shares must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for at least three years. An example would be a provision that the Restricted Shares would be forfeited if the Participant ceased to serve the Company as an officer or key employee during a specified period of years (which must be at least three years). In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Board for the period during which the forfeiture provisions continue. The Board may provide for a shorter period during which the forfeiture provisions apply in the event of a change of control or similar event.

      Any grant of Restricted Shares may specify Management Objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares, and any such grant may also specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and must set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above a minimum level, but below full achievement of the specified Management Objectives.

      Deferred Shares. A grant or sale of Deferred Shares constitutes an agreement by the Company to deliver Common Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the period of time such Deferred Shares are subject to deferral limitations (the “Deferral Period”) as the Board may specify. During the Deferral Period, the Participant has no right to transfer any rights under his or her award, no ownership rights and no right to vote such shares, but the Board may, at or after the Date of Grant, authorize the payment of dividend equivalents on such shares on a current, deferred or contingent basis, either in cash or in additional Common Shares. Awards of Deferred Shares may be made without additional consideration or in consideration of a payment by such Participant that is less than the fair market value per Class A Common Share at the date of award.

      Deferred Shares must be subject to a Deferral Period of not less than one year, as determined by the Board at the date of the award, except that the Board may provide for a shorter Deferral Period in the case of a change of control or similar event.

      Performance Shares and Performance Units. The Board may authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives. A Performance Share is a bookkeeping entry that records the equivalent of one Common Share and a Performance Unit is a bookkeeping entry that records the equivalent of $1.00. The Participant will be given one or more Management Objectives to meet within a specified performance period (the “Performance Period”). The specified Performance Period shall be a period of time not less than three years, except in the case of a change of control or similar event, if the Board shall so determine. A minimum level of acceptable achievement will also be established by the Board. If by the end of the Performance Period, the Participant has achieved the specified Management Objectives, the Participant will be deemed to have fully earned the Performance Shares or Performance Units. If the Participant has not achieved the Management Objectives, but has attained or exceeded the predetermined minimum level of acceptable achievement, the

Participant will be deemed to have partly earned the Performance Shares or Performance Units in accordance with a predetermined formula. To the extent earned, the Performance Shares or Performance Units will be paid to the Participant at the time and in the manner determined by the Board in cash, Common Shares or any combination thereof. The grant may provide for the payment of dividend equivalents thereon in cash or in Common Shares on a current, defined or contingent basis. The Board may specify that any amount payable may not exceed the maximum set by the Board on the Date of Grant.

      Management Objectives. The 1997 Plan requires that the Board establish “Management Objectives” when awarding Performance Shares and Performance Units. The Board may also establish Management Objectives when awarding Option Rights, Appreciation Rights and Restricted Shares. Management Objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department, region or function within the Company or a subsidiary in which the Participant is employed. Management Objectives may be made relative to the performance of other corporations. Management Objectives applicable to any award to a Participant who is, or is determined by the Board likely to become, a “Covered Employee” as defined in the 1997 Plan, shall be limited to specified levels of or growth in one or more of the following categories: (i) cash flow/net assets ratio; (ii) debt/capital ratio; (iii) return on total capital; (iv) return on equity; (v) earnings per share growth; (vi) revenue growth; or (vii) total return to shareholders. Except where a modification would result in an award no longer qualifying as performance-based compensation within the meaning of Section 162(m) of the Code, the Board may modify such Management Objectives, in whole or in part, as the Board deems appropriate and equitable.

      Awards to Non-Employee Directors. The Board may, in its discretion, authorize the granting of Option Rights to Non-Employee Directors and may also authorize the grant or sale of Restricted Shares to Non-Employee Directors. Non-Employee Directors are not eligible to receive any other awards under the 1997 Plan.

      Each such Option Right will become exercisable upon terms similar to the Option Rights granted to other management Participants. However, in the event of a change of control or similar event, the Option Rights would become immediately exercisable in full. Each such Option Right granted under the 1997 Plan will expire ten years from the Date of Grant, unless subject to earlier termination pursuant to the 1997 Plan. Common Shares acquired upon the exercise of these Option Rights may not be transferred for one year, except in the case of the director’s death, disability or other termination of service as a director.

      Each Option Right shall become exercisable at the rate of twenty-five percent per year on each of the first four anniversaries of the Date of Grant.

      In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of disability or death, the then-outstanding Option Rights of such holder may be exercised to the extent that they would be exercisable on the date that is six months and one day after the date of such termination and will expire on the earlier of (i) six months and one day following the termination of the holder’s service on the Board or (ii) the stated expiration date of such Option Rights. In the event of death or disability, each of the then-outstanding Option Rights of such holder may be exercised until the earlier of (i) one year after such death or disability or (ii) the stated expiration date of the Option Rights.

      If a Non-Employee Director subsequently becomes an employee of the Company or a subsidiary while remaining a member of the Board, any Option Rights held at that time will not be affected.

      Option Rights may be exercised by a Non-Employee Director only by payment in full of the Option Price. Such payment may be in cash, in Common Shares (if owned by the director for more than six months prior to the payment), or a combination of both.

      Each grant or sale of Restricted Shares to Non-Employee Directors will be upon terms and conditions as described above for management Participants.

      Administration and Amendments. The Compensation and Management Development Committee administers the 1997 Plan.

      Transferability. Except as otherwise determined by the Board on a case-by-case basis, no Option Right or Appreciation Right or other derivative security is transferable by a Participant or recipient except by will or the laws of descent and distribution. Except as otherwise determined by the Board on a case-by-case basis, Option Rights and Appreciation Rights are exercisable during the Participant’s lifetime only by him or her or his/her guardian or legal representative.

      The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon exercise of Option Rights or Appreciation Rights, upon termination of the Deferral Period applicable to Deferred Shares, or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of the 1997 Plan, shall be subject to further restrictions on sale or transfer.

      Adjustments. The Board may provide for adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Deferred Shares, and Performance Shares granted under the Plan, in the prices per share applicable to Option Rights and Appreciation Rights and in the kind of shares covered thereby, as the Board, in its sole discretion and in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that would result from stock dividends, stock splits, combinations of shares, recapitalization, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants and similar events. In the event of such an event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under the 1997 Plan such alternative consideration as it, in good faith, may determine to be equitable under the circumstances and may require the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of the 1997 Plan as the Board may determine appropriate to reflect any transaction or event described in this paragraph.

      Federal Income Tax Consequences. With respect to Incentive Stock Options, in general, for federal income tax purposes under the current law:

(i)	Neither the grant nor the exercise of an Incentive Stock Option, by itself, results in income to the Participant; however, the excess of the fair market value of the Common Shares received upon exercise of an Incentive Stock Option over the Option Price is generally a tax preference item includable in calculating alternative minimum taxable income and may, under certain circumstances, result in alternative minimum tax liability to the Participant.

(ii)	If the Common Shares acquired upon exercise of an Incentive Stock Option are disposed of in a taxable transaction after the later of two years from the Date of Grant or one year after the transfer of such Common Shares to the Participant, the Participant will recognize long-term capital gain or loss in an amount equal to the difference between the amount realized by the Participant and the Participant’s basis which, except as provided in (v) below, is the Option Price.

(iii)	Except as provided in (v) below, if the Common Shares acquired upon the exercise of an Incentive Stock Option are disposed of within the two-year period from the Date of Grant or the one-year period after the transfer of the Common Shares to the Participant (a “disqualifying disposition”):

•	The Participant will recognize ordinary income at the time of such disposition in the amount of the excess, if any, of the fair market value of the Common Shares at the time of exercise (or, if less, the amount realized on the disposition if such disposition is a sale or exchange) over the Option Price.

•	The Participant will recognize short-term or long-term capital gain at the time of any such taxable disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the Common Shares at the time of exercise.

•	The Participant will recognize short-term or long-term capital loss at the time of any such taxable disposition in an amount equal to the excess, if any, of the Option Price over the amount realized.

(iv)	No deduction will be allowed to the Company with respect to Incentive Stock Options granted or Common Shares transferred upon exercise thereof, except that if the Participant makes a disqualifying disposition referred to above, the Company will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income recognized by the Participant making the disposition.

(v)	With respect to the payment of the Option Price upon exercise of an Incentive Stock Option by the delivery of Common Shares, to the extent that the number of Common Shares received does not exceed the number of Common Shares surrendered, no taxable income will be recognized by the Participant at that time, the tax basis of the Common Shares received will be the same as the tax basis of the Common Shares surrendered, and the holding period (except for purposes of the one-year period referred to in (iii) above) of the Participant in Common Shares received will include the Participant’s holding period in the Common Shares surrendered. To the extent that the number of Common Shares received exceeds the number of Common Shares surrendered, no taxable income will be realized by the Participant at that time; such excess Common Shares will be considered Incentive Stock Option stock with a zero basis; and the holding period of the Participant in such Common Shares will begin on the date such Common Shares are transferred to the Participant. If the Common Shares surrendered were acquired as the result of the exercise of an Incentive Stock Option and the surrender takes place within two years from the date the Incentive Stock Option relating to the surrendered Common Shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the Participant will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the Common Shares surrendered over the basis of such Common Shares. If any of the Common Shares received are disposed of in a disqualifying disposition, the Participant will be treated as first disposing of the Common Shares with a zero basis.

      With respect to Nonqualified Stock Options, in general, for federal income tax purposes under current law:

(i)	The grant of a Nonqualified Stock Option, by itself, does not result in income to the Participant.

(ii)	Except as provided in (v) below, the exercise of a Nonqualified Stock Option results in ordinary income to the Participant in an amount equal to the excess (if any) of the fair market value of the Common Shares, if unrestricted, on the date of exercise over the Option Price.

(iii)	Except as provided in (v) below, the tax basis of the Common Shares acquired upon exercise of a Nonqualified Stock Option is the fair market value of the Common Shares on the date of exercise.

(iv)	No deduction is allowable to the Company upon the grant of a Nonqualified Stock Option. Upon the exercise of a Nonqualified Stock Option, a deduction is allowable to the Company in an amount equal to the ordinary income recognized by the Participant.

(v)	With respect to the payment of the Option Price upon exercise of a Nonqualified Stock Option by the delivery of Common Shares, to the extent that the number of Common Shares received does not exceed the number of Common Shares surrendered, no taxable income will be recognized by the Participant, the tax basis of the Common Shares received will be the same as the tax basis of the Common Shares surrendered, and the holding period of the Participant in the Common Shares received will include the Participant’s holding period in the Common Shares surrendered. To the extent that the number of Common Shares received exceeds the number of Common Shares surrendered, ordinary income will be recognized by the Participant in the amount of the fair market value of such excess Common Shares; the tax basis of such excess Common Shares will be equal to the fair market value of such Common Shares at the time of exercise; and the holding period of the Participant in such Common Shares will begin on the date such Common Shares are transferred to the Participant.

      The Company is not entitled to deduct annual remuneration in excess of $1 million (the “Deduction Limitation”) paid to certain of its employees unless such remuneration satisfies an exception to the Deduction Limitation, including an exception for performance-based compensation. If Proposal Two is approved by the shareholders and the Compensation and Management Development Committee, which is comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code, makes the grants, the Company’s deduction with respect to options granted under the Plan would not be subject to the Deduction Limitation.

      The federal income tax information presented herein is only a general summary of the applicable provisions of the Code and regulations promulgated thereunder as in effect on the date of this proxy statement. The actual federal, state, local and foreign tax consequences to the Participant may vary depending upon his particular circumstance.

      Securities Authorized for Issuance Under the Plan. The following table provides information about the securities authorized for issuance under the 1997 Plan as of February 29, 2004:

Number of securities
	Number of		remaining available for
	Securities to be		future issuance under
	issued upon exercise	Weighted-average	the 1997 Plan
	of outstanding	exercise price of	(excluding securities
	options, warrants	outstanding options,	set forth in the first
	and rights	warrants and rights	column)

Class A	6,422,579	$18.61	1,221,922

Class B	847,839	$20.27	110,161

Vote Required

      Provided that the total vote cast on Proposal 2 represents over fifty percent in interest of the Common Shares, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve Proposal 2, and abstentions and broker non-votes will, in effect, be votes against the Proposal.

Executive Officers’ Compensation

      The following table shows for each of the last three fiscal years the compensation of each person who served as the Company’s Chief Executive Officer during FY 2004 and its other four most highly compensated executive officers who were serving as executive officers at February 29, 2004 (the “Named Executive Officers”).

Summary Compensation Table

							Long Term
							Compensation
							Award
		Annual Compensation
							Securities
						Other Annual	Underlying	All Other
	Fiscal	Salary		Bonus		Compensation	Options(3)	Compensation(4)
Name and Principal Position	Year	$		$		$	#	$

Zev Weiss,	2004	$600,000		$—	(1)	$—	100,000	$12,230
Chief Executive Officer	2003	$318,756		$132,984		$—	14,000	$18,640
	2002	$219,583		$239,030		$—	55,317	$7,714

Jeffrey M. Weiss,	2004	$500,000		$—	(1)	$—	75,000	$12,230
President and Chief	2003	$367,504		$343,398		$—	14,000	$18,640

Operating Officer	2002	$366,046		$560,092		$—	62,200	$8,378

Morry Weiss,	2004	$400,000		$—	(1)	$—	18,000	$202,905	(5)
Chairman and Former	2003	$618,600		$1,052,388		$—	18,000	$214,086	(5)
Chief Executive Officer	2002	$618,600		$1,906,002		$—	322,000	$204,222	(5)

Erwin Weiss,	2004	$372,917		$—	(1)	$—	10,000	$16,280
Senior Vice President,	2003	$347,768		$314,766		$—	10,000	$22,479
Specialty Business	2002	$321,691		$410,188		$—	58,000	$11,826

William R. Mason,	2004	$357,599	(7)	—	(1)	$—	11,000	$15,374
Senior Vice	2003	$347,912	(7)	$321,495		$—	10,000	$21,952
President of Sales	2002	$338,022	(7)	$419,090		$—	38,000	$11,631

Steven Willensky,	2004	$344,213		$—	(1)	$—	10,000	$4,800
Senior Vice President,	2003	$173,942	(2)	$157,436		$101,206 (6)	60,000	$—
Executive Sales and	2002	$—		$—		$—	—	$—
Marketing

(1)	Annual incentives were not earned in FY 2004 under the Annual Incentive Compensation Plan, as more fully described in the “Officer Compensation” section of the Compensation and Management Development Committee Report.

(2)	Mr. Willensky’s employment with American Greetings began on August 26, 2002, during fiscal year 2003 (“FY 2003”).

(3)	Stock options were granted pursuant to the 1997 Plan.

(4)	These amounts reflect contributions by the Company pursuant to the Retirement Profit Sharing and Savings Plan in the amounts of: $9,741, $9,741, $9,741, $9,741, $4,800 and $9,741 for Messrs. Zev Weiss, Jeffrey M. Weiss, Morry Weiss, Erwin Weiss, Willensky and Mason, respectively, for FY 2004; $13,896 each for Messrs. Zev Weiss, Jeffrey M. Weiss, Morry Weiss, Erwin Weiss, and Mason for FY 2003; and $6,630 each for Messrs. Zev Weiss, Jeffrey M. Weiss, Morry Weiss, Erwin Weiss, and Mason for FY 2002; and contributions by the Company pursuant to the Executive Deferred Compensation Plan as follows: $2,489, $2,489, $8,164, $6,539 and $5,633 for Messrs. Zev Weiss, Jeffrey M. Weiss, Morry Weiss, Erwin Weiss and Mason, respectively, for FY 2004; $4,744, $4,744, $15,190, $8,583 and $8,056 for Messrs. Zev Weiss, Jeffrey M. Weiss, Morry Weiss, Erwin Weiss and Mason, respectively, for FY 2003; and $1,084, $1,748, $12,592, $5,196 and $5,001, respectively, for Messrs. Zev Weiss, Jeffrey M. Weiss, Morry Weiss, Erwin Weiss and Mason for FY 2002.

(5)	Includes premiums paid or accrued by the Company for an insurance policy for Morry and Judith Weiss. The owners of and the beneficiaries under this policy are Mr. and Mrs. Weiss’s children. Premiums were $185,000. The premium on Morry Weiss’ life insurance was accrued for, but not paid in FY 2004, under a split dollar program with the insurer.

(6)	This amount includes $85,996 provided by the Company for financial assistance related to selling Mr. Willensky’s house and relocating to northeast Ohio.

(7)	This amount includes a $25,000 annual payment made pursuant to Mr. Mason’s employment agreement.

Employment and Severance Agreements

      The Company has an agreement with each Named Executive Officer (other than Morry Weiss).

      Zev Weiss’s agreement, dated May 1, 1997, provides for an annual base salary of not less than $70,716 plus additional compensation as the Board of Directors, Executive Committee or the Chairman of the Executive Committee may determine. Mr. Weiss’s base salary for FY 2004 was $600,000. Mr. Weiss agreed, after leaving the Company for any reason, that he will not work, directly or indirectly, for a competitor of the Company for a period of twelve months after leaving the Company. If Mr. Weiss is terminated for any reason other than a gross violation of his obligations to the Company, the Company agrees to pay Mr. Weiss a continuing salary at a rate of the highest base salary paid to Mr. Weiss during the preceding six-month period for a period of time equivalent to one-half month for each year of Mr. Weiss’s employment with the Company (or a subsidiary of the Company), but in no event will such payment be for less than a three month period or greater than a twelve month period. The agreement contains a standard confidentiality provision.

      Jeffrey M. Weiss’s agreement, dated June 1, 1991, provides for an annual base salary of not less than $70,000 plus additional compensation as the Board of Directors, Executive Committee or the Chairman of the Executive Committee may determine. Mr. Weiss’s base salary for FY 2004 was $500,000. Mr. Weiss agreed, after leaving the Company for any reason, that he will not work, directly or indirectly, for a competitor of the Company for a period of twelve months after leaving the Company. If Mr. Weiss is terminated for any reason other than a gross violation of his obligations to the Company, the Company agrees to pay Mr. Weiss a continuing salary at a rate of the highest base salary paid to Mr. Weiss during the preceding six-month period for a period of time equivalent to one-half month for each year of Mr. Weiss’s employment with the Company (or a subsidiary of the Company), but in no event will such payment be for less than a three month period or greater than a twelve month period. The agreement contains a standard confidentiality provision.

      Erwin Weiss’s agreement, dated July 1, 1984, as amended April 1, 2002, provides for an annual base salary of $350,000, with annual increases effective April 1, 2003 and April 1, 2004, provided that Mr. Weiss is employed by the Company on those dates. During his employment, Mr. Weiss will participate in any applicable fiscal year Annual Incentive Compensation Plan, with his individual performance component being calculated at a minimum of 100 percent of the applicable fiscal year target incentive amount for Senior Vice Presidents. If grants of stock options are made generally to Senior Vice Presidents during his employment, Mr. Weiss will receive such grants. If Mr. Weiss is voluntarily or involuntarily terminated, Mr. Weiss will receive $250,000 in deferred compensation, as well as three years of base salary at the rate in effect at the time of separation; provided, however, that if Mr. Weiss is involuntarily terminated prior to March 2005, the amount of his salary continuation will equal his annual base salary in effect at the time of separation plus $50,000.

      Steven Willensky’s agreement, dated September 9, 2002, provides for an annual base salary of at least $335,000, and this salary may be increased based on Mr. Willensky’s performance. During his employment, Mr. Willensky will participate in: the Key Management Annual Incentive Plan at the Senior Vice President level; the American Greetings Stock Option Plan at the Senior Vice President level with 10,000 options to be granted annually; the Company’s flexible benefits program; and the Company’s Retirement Profit Sharing and Savings Plan. Mr. Willensky is also entitled to receive other benefits normally provided to the Company’s other Senior Vice Presidents including use of a company car. If Mr. Willensky is involuntarily terminated (for reasons other than a gross violation of his obligations to the Company as “gross violation” is defined in the agreement), his duties are reduced to that of a position below that of the Senior Vice President level or there is a change of control in the ownership of the Company, Mr. Willensky is entitled to: receive twelve months base salary at the salary in effect at the time of separation; continued participation in the Key Management Incentive Plan for the fiscal year of separation; continued vesting of any stock options that would otherwise vest during the twelve month severance period; participation in the Company’s health care and life insurance programs for the twelve month severance period (at premiums and rates otherwise available to active employees); and continued use of the Company car for 90 days after his separation date.

      William R. Mason’s agreement, dated March 1, 2001, is for a rolling three year term. The agreement provides for an annual base salary of $299,304 plus an annual payment of $25,000, beginning on March 1, 2001 (the “Base Salary”). The Base Salary will be reviewed annually and may be changed in the discretion of the

Company’s President. Mr. Mason is also entitled to receive regular benefits offered to other executive officers of the Company including benefits pursuant to any profit sharing, 401(k), stock option, health benefit and life insurance plans. Additionally, Mr. Mason is entitled to receive a cash bonus during any fiscal year that the Company pays its officers or key employees a cash bonus pursuant to the Executive Incentive Compensation Plan and a cash bonus, if and when paid, under a long-term executive incentive compensation plan. If Mr. Mason is terminated (unless Mr. Mason resigns voluntarily or is terminated for cause), he is entitled to receive the Base Salary annually for each of three years from his applicable termination date. Mr. Mason agreed, during the term of his employment with the Company, that he will not compete, directly or indirectly, with the Company, and this non-competition obligation will extend for a period of one year after his applicable termination date, unless the Company defaults in making any salary payments due Mr. Mason during such one-year period. The agreement contains a standard confidentiality provision.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable
		Percentage of			Value at Assumed
		Total Options			Annual Rates of Stock
		Granted to			Price Appreciation For
		Employees	Exercise		Option Term(3)
	Options	In Fiscal	Price	Expiration
Name	Granted(1)	Year(2)	($/Share)	Date	5%	10%

Zev Weiss	100,000	6.44%	$13.15	March 3, 2013	$828,450	$2,090,850

Jeffrey M. Weiss	75,000	4.83%	$13.15	March 3, 2013	621,338	1,568,138

Morry Weiss	18,000	1.16%	$13.15	March 3, 2013	149,121	376,353

Erwin Weiss	10,000	.64%	$13.15	March 3, 2013	82,845	209,085

William R. Mason	11,000	.71%	$13.15	March 3, 2013	91,130	229,994

Steve Willensky	10,000	.64%	$13.15	March 3, 2013	82,845	209,085

(1)	No options are exercisable until the first anniversary of the grant date. The grants to Messrs. Zev Weiss and Jeffrey M. Weiss vest evenly over three years. The grants to Messrs. Morry Weiss, Erwin Weiss, Willensky and Mason vest evenly over two years. The options grants provided for “Reload Option Rights” as such rights are explained in Proposal 2 on page 12.

(2)	Based on 1,551,718 options granted to all employees during FY 2004.

(3)	These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of the Company’s shares. No gain to optionees is possible without an actual increase in the price of the Company’s shares, which would benefit all of the Company’s shareholders. All calculations are based on a ten-year option period.

Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

			Number of
			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
			Fiscal Year-		Fiscal Year-
			End(#)		End($)(1)

	Shares Acquired	Value	Exercisable(E)		Exercisable(E)
Name	on Exercise(#)	Realized($)	Unexercisable(U)		Unexercisable(U)

Zev Weiss	—	—	122,543	(E)	$779,190	(E)
	—	—	107,000	(U)	$1,012,690	(U)

Jeffrey M. Weiss	—	—	158,950	(E)	$922,164	(E)
	—	—	82,000	(U)	$774,690	(U)

Morry Weiss	—	—	697,500	(E)	$4,173,870	(E)
	—	—	27,000	(U)	$249,390	(U)

Erwin Weiss	—	—	115,500	(E)	$737,760	(E)
	—	—	15,000	(U)	$138,550	(U)

William R. Mason	20,000	$209,500	70,500	(E)	$272,310	(E)
	—	—	16,000	(U)	$148,070	(U)

Steven Willensky	—	—	15,000	(E)	$103,650	(E)
	—	—	55,000	(U)	$406,150	(U)

(1)	Represents the difference between the option exercise price and the closing price of the Company’s Class A Common Shares as reported on the New York Stock Exchange (NYSE) on February 27, 2004 ($22.67) multiplied by the corresponding number of shares.

Supplemental Executive Retirement Plan

      A description of the Company’s Supplemental Executive Retirement Plan can be found in the Report of the Compensation and Management Development Committee of the Board of Directors on Executive Compensation under the heading “Supplemental Executive Retirement Plan.” The total liability recorded by the Company under this plan at the end of FY 2004 was $22,420,157. During FY 2004, retired officers received benefits under the plan aggregating $1,183,094. Based upon estimates predicated upon present compensation, at age 65 Morry Weiss will receive $185,580 annually, Zev Weiss will receive $130,313 annually, Jeffrey M. Weiss will receive $118,359 annually, Erwin Weiss will receive $96,127 annually, Steven Willensky will receive $77,826 annually and William Mason will receive $88,063 annually.

Report of the Compensation and Management Development Committee of the Board of Directors on Executive Compensation

      The Compensation and Management Development Committee of the Board of Directors (“Committee”) reviews and approves the compensation programs and plans for the Company’s officers generally (including the plans for the Chairman, Chief Executive Officer, Chief Operating Officer and the Company’s other officers); reviews and approves the actual cash compensation (base salary and incentives) granted to the Chairman, CEO and COO; reviews and approves grants and awards to all officers and other participants under the Company’s equity-based compensation plans; and oversees the annual evaluation of the executive officers.

Statement on Philosophy of Executive Compensation

      The Company’s compensation philosophy reflects its belief that the compensation of its executive and non-executive officers should (i) provide a compensation program that motivates officers to achieve their strategic goals by providing opportunities for officers to earn incentive-based compensation driven by the accomplishment of performance goals (including performance related to the Company and applicable business units, as well as individual performance); (ii) provide compensation reasonably comparable to that offered by other leading companies so as to attract and retain talented executives; and (iii) align the interests of its officers with the long-term interests of the Company’s shareholders through the award of stock options, restricted stock and other stock-based compensation.

Implementation of Philosophy

      During FY 2004 the Company’s executive compensation plans allowed for compensation to be provided through some or all of the following: base salary, annual incentive (payable in cash), supplemental executive retirement plan, stock options, restricted stock, deferred compensation, stock appreciation rights, performance shares, performance units and a retirement profit-sharing and savings plan. The annual incentive, if any, granted to the CEO and COO is payable partially in cash, and partially in stock.

Base Salary

      Base salaries are established based upon: the responsibilities of the given position; a comparison of compensation levels of similar positions in comparable companies gathered from compensation surveys; and/or the recommendations of outside compensation consulting firms. Individual performance reviews are generally conducted annually and are used in determining if an increase in base salary is merited. Such increases in base salaries in FY 2004 were based on an individual’s performance, an individual’s role and responsibility, achievement of the Company’s and applicable business unit’s earnings goals, as well as recommendations from third party compensation studies.

Key Management Annual Incentive Plan

      In FY 2004, the Key Management Annual Incentive Plan (“Annual Incentive Plan”) was in effect for officers and certain key employees. Under the Annual Incentive Plan, incentives are awarded based on three components: business unit’s earnings performance, corporate earnings per share performance, and individual performance. In FY 2004, no incentives were earned by the Named Executive Officers under the Annual Incentive Plan.

Supplemental Executive Retirement Plan

      In prior fiscal years, the Supplemental Executive Retirement Plan (the “SERP”) had a twenty-year cliff vesting period. Beginning March 1, 2004, the Supplemental Executive Retirement Plan was changed to provide a ten-year cliff vesting period, with the additional requirement that at least five years of that service must be as a SERP participant. Therefore, a participant in the Plan may retire at age 55 with at least 10 years of service with the Company, five of which must be as a SERP participant. A participant who retires at age 65 with 20 years of service (with at least five years as a SERP participant) will receive 20% of final average compensation annually for life. Final average compensation under the SERP is defined as the average of the two highest years of annual compensation during the participant’s employment. Annual compensation is defined as annual base compensation plus the incentive that would have been paid under any annual incentive plan then in effect if the participant had achieved exactly 100% of his or her target earnings goal. A lesser amount will be payable in the event of early retirement. Benefits are not subject to any offset for Social Security or other payments. Benefits under the SERP will be payable to the participant’s beneficiary in the event of the participant’s death until a total of 180 monthly payments have been made under the Plan to or on behalf of such participant.

Long-Term Incentive Compensation

      The Company’s long-term incentive compensation programs currently consist of grants of restricted stock and stock options, which link compensation for officers and certain key employees directly to shareholder return. An officer holding stock options benefits if the price of the Company’s shares increases. In addition, since the right to exercise options vests over time, the programs create an incentive for an executive to remain with the Company. Other incentive alternatives such as stock appreciation rights, deferred shares, performance shares and performance units are also available under the 1997 Plan. Please see the description of the 1997 Plan beginning on page 11.

      Under the existing employee stock option plans, officers and key employees of the Company and its subsidiaries are awarded options by the Committee to purchase Class A or Class B Common Shares of the Company. The options are granted at 100% of fair market value at the close of business on either the last business day preceding the date of grant, or on the date of grant (depending on the actual plan under which the grant is made) and generally expire not later than ten years from the date of grant. The number of share options granted depends upon the level of the position and level of performance exhibited by a recipient. For FY 2004, the amount of stock options granted to senior vice presidents of the Company was established by the Committee based on a review of a market place study, the level of responsibility and the performance of the senior vice president.

Retirement Profit Sharing and Savings Plan

      Under the American Greetings Retirement Profit Sharing and Savings Plan in FY 2004, the Company made a contribution of 2.47% of credited compensation for all profit-sharing eligible employees. It is impossible to estimate the annual benefits that any participant may be entitled to receive under the plan upon retirement since the amount of such benefits will depend upon a number of factors including, among other things, future net profits, the future credited compensation of the participants and the future net income of the participants’ investment decisions in the trust fund. In addition, the plan allows eligible participants to make contributions through salary reduction as permitted under I.R.C. Section 401(k). The plan allows for the Company to match 40% of the first six percent of compensation deferred by each eligible participant (subject to IRS limitations), if the Company achieves at least 80% of its profit goal. In FY 2004, the Company met this threshold, and the Company made a matching contribution. For the investment of all contributions under the plan, a participant may choose a Company stock fund, which is invested in Common Shares of the Company and/or the following mutual funds: Vanguard/ Wellington Fund, Vanguard Prime Money Market Fund, Vanguard/ PRIMECAP Fund, Vanguard/ Wellesley Income Fund, Vanguard/ Windsor II Fund, Vanguard International Growth Fund, Vanguard Extended Market Index Fund, Vanguard 500 Index Fund and the One Group Bond Fund.

Chief Executive Officer Compensation

      The compensation packages offered to the Chief Executive Officer are based in part on surveys and/or the recommendations of outside consulting firm(s), and in part on factors that are not easily measured, such as leadership and strategic foresight.

      Morry Weiss has served as Chairman of the Company since March 1, 1992 and as Chief Executive Officer from March 1, 1992 until June 1, 2003. His compensation for FY 2004 included base salary, an opportunity to earn an annual incentive and a grant of stock options.

      In establishing his FY 2004 base salary and incentive target, as well as in determining the number of stock options granted to Mr. Weiss, the Committee reviewed the performance of both the Company and Mr. Weiss, as well as a market study that included compensation data of chief executive officers at comparable companies. For FY 2004, Mr. Weiss’s compensation included a base salary of $400,000, a grant of 18,000 stock options with 9,000 options vesting on each of the first two anniversaries of the grant date, contributions by the Company to the Retirement Profit Sharing and Savings Plan and the Executive Deferred Compensation Plan, and participation in the Annual Incentive Plan pursuant to which Mr. Weiss was eligible to achieve a target bonus of 50% of his base salary earnings, if the Company achieved its earnings goal. The Company did not meet the threshold earnings goal for payout under the Annual Incentive Plan; consequently; Mr. Weiss earned no incentive under the plan. The bonus target in FY 2004 was established by the Board based on achievements of specified performance goals. During FY 2004, the Company also accrued funds for a split-dollar life insurance policy for Mr. Weiss and his wife, which is owned by Mr. and Mrs. Weiss’s children.

      Effective June 1, 2003, Morry Weiss retired from his position as Chief Executive Officer of the Company, and Zev Weiss assumed this position. Mr. Weiss retained his position as Chairman of the Board. In establishing Mr. Zev Weiss’s FY 2004 compensation, the Committee retained a human resource compensation consulting firm to analyze compensation packages for chief executive officers at companies comparable to the Company and to review and recommend the terms of appropriate compensation packages for the Chief Executive Officer of the

Company based on the responsibilities of the position and the abilities and experience of Mr. Weiss. Additionally, the Committee reviewed third party market surveys regarding appropriate compensation packages for chief executive officers at comparable companies. Mr. Weiss’s compensation for FY 2004 included the following:

•	cash compensation through an annual base salary of $600,000;

•	a grant of 100,000 stock options, with 1/3 of the grant vesting on each of the first three anniversaries of the grant date;

•	contributions to the Retirement Profit Sharing and Savings Plan and Executive Deferred Compensation Plan;

•	target annual incentive of 100 percent of base salary pursuant to the Annual Incentive Plan if performance criteria are satisfied; however, if performance exceeds the goals, the actual annual incentive may exceed 100 percent of base salary; one-half of the incentive compensation is payable in cash and one-half is payable in shares of the Company’s Class B stock; the number of performance shares granted is determined based on the March 3, 2003 share price discounted by 1/3. The Company did not meet the threshold earnings goal for payout under the plan; consequently; Mr. Weiss earned no incentive under this Plan.

Compensation and Management Development Committee

Scott S. Cowen (Chairman)
Stephen R. Hardis
Harriet Mouchly-Weiss
Charles A. Ratner

Compensation Committee Interlocks and Insider Participation

      Messrs. Hardis, Kahl and Ratner, Dr. Cowen and Mrs. Mouchly-Weiss were the members of the Compensation and Management Development Committee during FY 2004. Other than as set forth below in Certain Relationships and Related Transactions with respect to the Company’s leases with Forest City Enterprises and Mr. Ratner’s family, there are no compensation committee interlocks.

Certain Relationships and Related Transactions

      Mr. Ratner, a director of the Company, is Chief Executive Officer and President of Forest City Enterprises, a subsidiary of which rents retail store space in various shopping malls to the Company pursuant to lease agreements with the Company. The total payments made by the Company to Forest City Enterprises (or its subsidiary) in FY 2004 totaled $1,672,609, and these payments included payments for rent, water, common area expenses, dues, electricity, heating, ventilation and air conditioning, media, storage, real estate tax and waste removal. The Company will continue to make lease payments as required under the applicable lease agreements. The Company believes the terms of the lease agreements are no less favorable to it than would be the terms of a third-party lease.

Report of the Audit Committee of the Board of Directors

      This report provides information concerning the Audit Committee of the Board of Directors.

      The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

      In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended February 29, 2004, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380, as amended by Statement on Auditing Standards No. 90, “Communication with Audit Committees”). The Audit Committee also obtained a formal written statement from the independent auditors that described all relationships between the independent auditors and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” as amended or supplemented. The Audit Committee discussed with the independent auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the auditing of those statements.

      Based on the above-referenced review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended February 29, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

Stephen R. Hardis, Chairman
Scott S. Cowen
Harriet Mouchly-Weiss
Jerry Sue Thornton

Comparison of Five Year Cumulative Total Return Among American Greetings

Corporation, The S&P 500 Index and Peer Group Indexes

      Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Company’s Class A Common Shares with the cumulative total return of hypothetical investments in the S&P 500 Index, the New Peer Group and the Old Peer Group based on the respective market price of each investment at February 26, 1999, February 29, 2000, February 28, 2001, February 28, 2002, February 28, 2003 and February 27, 2004. A New Peer Group has been included in this year’s Performance Graph. The New Peer Group was selected as a more appropriate group of companies based on their line of businesses and/or market capitalizations. Also, Premark International Inc. was a participant in the Old Peer Group; however, Premark International Inc. was acquired in 1999 and was no longer a publicly traded company as of that time.

	2/99	2/00	2/01	2/02	2/03	2/04

American Greetings	$100	$75	$61	$66	$63	$108
New Peer Group	$100	$95	$111	$130	$132	$190
Old Peer Group	$100	$82	$99	$119	$109	$133
S & P 500	$100	$112	$103	$93	$72	$100

Source: Bloomberg L.P.

*Companies included in the Peer Group Indexes

New Peer Group

Blyth Inc.	Jo-Ann Stores Inc.	Tupperware Corporation
Central Garden & Pet Co.	Lancaster Colony Corp	Yankee Candle Co.
CSS Industries Inc.	McCormick & Co.-NonVtg Shrs
Fossil Inc.	Scotts Company (The) — CL A

Old Peer Group

Alberto-Culver Co.	Kellwood Co.	Newell Rubbermaid
Clorox Company	Lancaster Colony Corp.	Perrigo Co.
Dial Corporation	Liz Claiborne Inc.	Russell Corp.
Enesco Group Inc.	Luxottica Group SPA ADR	Scotts Company (The) — CL A
Hasbro Inc.	Mattel Inc.	Stanley Works

Security Ownership of Management

      At the close of business on February 29, 2004, the non-employee directors, the Named Executive Officers and the directors and officers as a group beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of the Common Shares of the Company as set forth in the following table:

				Percent of
		Amount & Nature of		Class	Deferred
Name	Title of Class	Beneficial Ownership		Outstanding	Shares(7)

Non-Employee Directors

Scott S. Cowen	Class A Common	44,200	(2)	•	20
	Class B Common	10,800	(2)	•	1,602

Stephen R. Hardis	Class A Common	24,000	(2)	•	113
	Class B Common	1,022		•	10,827

Harriet Mouchly-Weiss	Class A Common	27,283	(2)	•	—
	Class B Common	—		•	—

Charles A. Ratner	Class A Common	17,000	(2)	•	—
	Class B Common	8,330		•	—

Jerry Sue Thornton	Class A Common	17,000	(2)	•	41
	Class B Common	—		•	8,569

Jack Kahl	Class A Common	17,000	(2)	•	—
	Class B Common	8,819		•	—

Executive Officers

Morry Weiss *	Class A Common	121,300	(2)	•	4,784
	Class B Common	1,185,023	(1)(2)	22.87%	23,716
			(3)(6)

Zev Weiss *	Class A Common	108,552	(2)(4)	•	—
	Class B Common	87,545	(2)(4)	1.88%	—

Jeffrey M. Weiss *	Class A Common	129,998	(2)(4)	•	—
	Class B Common	73,428	(2)(4)	1.58%	—

Erwin Weiss	Class A Common	91,500	(2)	•	—
	Class B Common	53,624	(2)	1.16%	—

William R. Mason	Class A Common	73,568	(2)	•	—
	Class B Common	9,000	(2)	•	—

Steven Willensky	Class A Common	38,313	(2)(4)	•	—
	Class B Common	604	(2)(4)	•	—

All Directors & Officers as a group (22 including the above)	Class A Common	1,404,104	(2)(4)	2.19%	4,958
	Class B Common	1,442,088	(2)(3)	26.91%	44,714
			(4)(5)
			(6)

*	Also serves as a director of the Company

•	less than 1.0% of class outstanding

(1)	These shares are subject to a Shareholder’s Agreement, dated November 19, 1984, which provides that shareholders who are parties thereto will offer Class B Shares to the other signatory shareholders and then to the Company before transferring Class B shares outside of a group consisting of certain family members, family trusts, charities and the Company. The Shareholders’ Agreement terminates on December 31, 2014, unless extended.

(2)	Includes the following shares for the following individuals who under Rule 13d-3 of the Securities Exchange Act are deemed to be beneficial owners of those shares by having the right to acquire ownership thereof within 60 days pursuant to outstanding stock options:

Non-Employee Directors

Scott S. Cowen	Class A Common	43,400
	Class B Common	10,800

Stephen R. Hardis	Class A Common	22,000
	Class B Common	—

Harriet Mouchly-Weiss	Class A Common	24,000
	Class B Common	—

Jerry Sue Thornton	Class A Common	17,000
	Class B Common	—

Charles A. Ratner	Class A Common	17,000
	Class B Common	—

Jack Kahl	Class A Common	10,000
	Class B Common	—

Executive Officers

Morry Weiss	Class A Common	121,200
	Class B Common	591,300

Zev Weiss	Class A Common	105,973
	Class B Common	56,903

Jeffrey M. Weiss	Class A Common	129,300
	Class B Common	61,650

Erwin Weiss	Class A Common	91,500
	Class B Common	34,000

William R. Mason	Class A Common	72,000
	Class B Common	9,000

Steven Willensky	Class A Common	20,000
	Class B Common	—

All Directors & Officers as a Group	Class A Common	1,271,582
	Class B Common	769,653

(3)	Excludes 149,749 Class B Shares (3.25%) owned by Morry Weiss’s wife and children. Mrs. Weiss and the children are parties to the Shareholders’ Agreement. Mr. Weiss disclaims beneficial ownership of these shares.

(4)	Includes the following shares which under 13d-3 of the Securities Exchange Act are deemed to be beneficially owned: 2,579.24 Class A Common Shares (<1.0%) and 4,982.91 Class B Shares (<1.0%) held for the benefit of Zev Weiss, as a participant in the Company Stock Fund of the American Greetings Retirement Profit Sharing and Savings Plan, 698.05 Class A Common Shares (<1.0%) and 1,348.57 Class B Common Shares (<1.0%) held for the benefit of Jeffrey Weiss, as a participant in the Company Stock Fund of the American Greetings Retirement Profit Sharing and Savings Plan, and 313 Class A Common Shares (<1.0%) and 604 Class B Common Shares (<1.0%) held for the benefit of Steven Willensky, as a participant in the Company Stock Fund of the American Greetings Retirement Profit Sharing and Savings Plan. Each participant has voting power with respect to the shares allocated to his account, but such participants do not have the dispositive power or right to acquire ownership of those shares within 60 days.

(5)	Certain of these shares are subject to the Shareholders’ Agreement discussed in Note 1 above.

(6)	Excludes 432,859 Class B Common Shares held in trust with respect to which Mr. Weiss disclaims beneficial ownership.

(7)	The shares disclosed in this column, which under Rule 13d-3 of the Securities and Exchange Act are not deemed to be beneficially owned by the applicable individuals, are held for the benefit of the applicable individuals in the Company Stock Fund of the American Greetings Executive Deferred Compensation Plan. These individuals have neither voting power with respect to the shares allocated to the individuals’ accounts, nor do the individuals have the dispositive power or the right to acquire ownership of those shares within 60 days.

Security Ownership of Certain Beneficial Owners

      The following table presents certain information regarding shareholders who are known to the Company to be beneficial owners of more than five percent of the Company’s voting securities as of the close of business on February 29, 2004:

		Amount and Nature
		of		% of Class
Name	Title of Class	Beneficial Ownership		Outstanding

Morry Weiss	Class A Common	121,300	(2)	•
One American Road Cleveland, Ohio	Class B Common	1,185,023	(1)(2) (3)(5) (6)	25.83%

American Greetings Corporation	Class A Common	465,856	(4)	•
Retirement Profit Sharing and Savings Plan Vanguard Fiduciary Trust Company 300 Vanguard Blvd. Malvern, Pennsylvania	Class B Common	900,000	(4)	19.62%

Ariel Capital Management, Inc.	Class A Common	11,886,000		18.91%
200 East Randolph Chicago, Illinois	Class B Common	—		•

Brandes Investment Partners, L.P.	Class A Common	5,315,000		8.46%
12750 Hugh Bluff Dr. San Diego, California	Class B Common	—		•

National City Investment Management Co.	Class A Common	4,745,798		7.55%
1900 E. Ninth Street Cleveland, Ohio	Class B Common	—		•

The Irving I. Stone Limited Liability Co.	Class A Common	—		•
One American Road Cleveland, Ohio	Class B Common	1,818,182		39.64%

•	less than 1.0% of class outstanding

(1)	These shares are subject to a Shareholders’ Agreement. See (1) to the table under “Security Ownership of Management” above. As a party to the Shareholders’ Agreement and a Trustee under Irving I. Stone’s irrevocable trust, Morry Weiss’s wife, Judith A. Weiss, may be deemed to be a beneficial owner of more than five percent of the Class B Common Shares. Similarly, as parties to the Shareholders’ Agreement, Harry H. Stone and each of Mr. Weiss’s children (Gary, Jeffrey, Zev, and Elie) may be deemed to be a beneficial owner of more than five percent of the Class B Common Shares.

(2)	Includes the following shares for the following individual, who under Rule 13d-3 of the Securities Exchange Act of 1934 is deemed to be the beneficial owner of those shares by having the right to acquire ownership thereof within 60 days pursuant to outstanding stock options:

Morry Weiss	Class A Common	121,200
	Class B Common	591,300

(3)	See footnote (3) to the table under “Security Ownership of Management.”

(4)	The American Greetings Retirement Profit Sharing and Savings Plan currently holds these shares for the benefit of the plan participants who have elected to invest in Company stock. These participants have voting power over the shares allocated to their accounts. The Administrative Committee of the plan has power to vote any shares not voted by the participants. The Administrative Committee has dispositive power over plan shares. Plan shares are held in custody by the plan trustee, Vanguard Fiduciary Trust Company — Malvern, PA.

(5)	Excludes the following shares, which under Rule 13d-3 of the Securities and Exchange Act are not deemed to be beneficially owned by the following individual. Such shares are held for the benefit of this individual in the Company Stock Fund of the American Greetings Executive Deferred Compensation Plan. This individual has neither voting power with respect to the shares allocated to his accounts, nor does he have the dispositive power or the right to acquire ownership of those shares within 60 days:

Morry Weiss	Class A Common	4,784
	Class B Common	23,716

(6)	See footnote (6) to the table under “Security Ownership of Management.”

Shareholder Proposals

      If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2005 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission and content of proposals and must be received by the Company (at One American Road, Cleveland, Ohio 44144) prior to the close of business on January 17, 2005. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than April 1, 2005.

Independent Public Auditors

      The firm of Ernst & Young LLP and its predecessors have been the independent auditors of the Company since its incorporation in 1944, and the Company expects that Ernst & Young LLP will continue as the Company’s independent auditors for fiscal year 2005. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

      Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for FY 2004 and for the fiscal year ended February 28, 2003 (FY 2003) and for Ernst & Young LLP’s reviews of the financial statements included in the Company’s Forms 10-Q filed with the Securities and Exchange Commission for FY 2004 and FY 2003 were $939,900 and $870,400, respectively.

      Audit-Related Fees. The aggregate fees billed for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements and were not reported under “Audit Fees” above for FY 2004 and FY 2003 were $146,100 and $122,000, respectively. Audit-related fees consist of fees billed for assurance and related services including fees billed for audits of employee benefit plans and accounting consultations (including Sarbanes-Oxley).

      Tax Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning for FY 2004 and FY 2003 were $384,900 and $1,152,400, respectively. These fees primarily related to tax compliance, tax consulting and international tax issues.

      All Other Fees. The aggregate fees billed for all other products and services provided by Ernst & Young LLP for FY 2004 and FY 2003 were $9,700 and $0, respectively. These fees for 2004 related to fees for a contract review.

      Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors. It is the Audit Committee’s policy that all audit and non-audit services to be performed for the Company by its independent auditor be preapproved by the Audit Committee (including the fees and terms of such services), subject to the de minimis exceptions for non-audit services described in the Securities Exchange Act of 1934 and the rules and regulations thereunder. The Audit Committee preapproved 100% of the services described above under the captions Audit-Related Fees, Tax Fees and All Other Fees for FY 2004.

Other Business

      The management knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting, it is intended that the persons voting the proxies will vote them according to their best judgment.

Important Notice Regarding Delivery of Shareholder Documents

      The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with an earlier notice previously sent to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to beneficial owners who share that address, unless any shareholder residing at that address gave contrary instructions to the Company.

      If any beneficial shareholder residing at such an address desires to receive a separate copy of this proxy statement and the attached annual report, the shareholder should call National City Bank toll-free at 1-800-622-6757, or write American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144 with such request, and a copy of the proxy statement and attached annual report will be promptly delivered on behalf of the Company. In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling National City Bank toll-free at 1-800-622-6757 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

      Also, shareholders that share an address and that receive multiple copies of annual reports or proxy statements can request that only a single copy of the annual report or proxy statement be sent to that address in the future by providing instructions by calling toll-free 1-800-622-6757 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

By Order of the Board of Directors,

CATHERINE M. KILBANE

Secretary

PLEASE EXECUTE AND RETURN THE

ENCLOSED PROXY CARD PROMPTLY WHETHER
OR NOT YOU EXPECT TO ATTEND THE
ANNUAL MEETING OF SHAREHOLDERS.

APPENDIX A

AMERICAN GREETINGS CORPORATION

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

CHARTER

Adopted February 17, 2004

I.	PURPOSE.

      It is the purpose of the Audit Committee (“Committee”) to assist the Board of Directors of American Greetings Corporation (“Corporation” or “Company”) in fulfilling its oversight responsibilities by:

•	Monitoring the integrity of the Corporation’s financial statements;

•	Monitoring the integrity of the Corporation’s auditing, accounting and financial reporting processes generally;

•	Monitoring the independence and performance of the Corporation’s outside auditors and Internal Audit Department;

•	Monitoring the Corporation’s compliance with legal and regulatory requirements;

•	Reviewing the adequacy of and compliance with the Corporation’s financial policies and procedures and systems of internal control;

•	Preparing the audit committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Corporation’s annual proxy statement; and

•	Making regular reports to the Board and keeping written minutes of its meetings.

II.	AUTHORITY.

A.	The Committee has the authority to conduct any investigation appropriate in fulfilling its responsibilities, and it shall have direct access to the independent auditors as well as anyone in the Company.

B.	The Committee has the authority to retain, at the Company’s expense, special legal, accounting, and other consultants or experts it deems necessary in the performance of its duties. The Committee is also authorized to arrange for administrative assistance that may be necessary or appropriate in carrying out its duties. Such assistance may be provided by the Company but shall, in any event, be at the Company’s expense.

C.	While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors (except as provided in Section V.B.1. below) or to assure the Company’s compliance with laws and regulations and its Code of Conduct.

D.	The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such information as the Committee requests or to meet with any members of, or consultants to, the Committee.

      E. The Committee may meet in executive session outside the presence of the Company’s executive officers.

III.	COMPOSITION.

A.	Each Committee member shall meet the independence, experience and other eligibility requirements of the New York Stock Exchange and the SEC.

B.	The Committee shall be comprised of at least three directors as determined by the Board.

C.	The members of the Committee shall be elected annually by the Board and shall serve at the pleasure of the Board. Vacancies on the Committee shall be filled by the Board and members of the Committee may be removed only by the Board.

D.	The members of the Committee shall designate a Chair by majority vote of the full Committee membership.

IV.	MEETINGS.

A.	The Committee shall meet at least three times annually.

B.	The Chairperson or a majority of the members of the Committee may call special meetings of the Committee.

C.	The Committee may form and delegate authority to subcommittees of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted nonaudit services as described in Paragraph IV.B.3 hereof, provided that the decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next meeting.

D.	As part of its job to foster open communications, the Committee shall meet periodically with management, the director of the Internal Audit Department and the independent auditors in separate executive sessions to discuss any matters that the Committee or any of these people believes should be discussed privately.

V.	RESPONSIBILITIES AND DUTIES.

      The Committee shall:

      A. Review of Documents and Reports.

1.	Obtain the full Board of Directors’ approval of this Charter, and review and reassess the adequacy of this Charter at least annually.

2.	Review the Corporation’s annual audited financial statements, reports and other financial information, including certifications, reports, opinions, evaluations of operating and financial controls, and significant findings rendered by the independent auditor prior to their submission to any governmental body or the public.

3.	Review summaries of material internal reports to management prepared by the Internal Audit Department and management’s response, if any.

4.	Review and discuss generally with management and the independent auditor the types of information to be disclosed and the type of presentation to be made regarding the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q and the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Form 10-K) including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall also discuss the results of the annual audit, reviews of quarterly financial information by the independent auditor, and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards, applicable law or listing standards. Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board that the audited financial statements be included in the Company’s Form 10-K.

5.	Review and discuss generally with management the types of information to be disclosed and the type of presentation to be made regarding the Company’s earnings press releases.

6.	Review the Company’s required disclosure in the Proxy Statement for its Annual Meeting of Shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, a copy of this Charter shall be included in the Proxy Statement at least tri-annually or the year after any significant amendment to the Charter.

7.	Review with management, the internal auditor and independent auditor (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements and other public disclosures; and (d) generally the type and presentation of information to be included in earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information.

8.	With respect to any changes in the composition of the Committee, and otherwise approximately once each year, provide the New York Stock Exchange written confirmation regarding the Committee as required by the Exchange.

9.	Review periodically, but no less frequently than annually, a summary of the Company’s transactions with directors and officers of the Company and with firms that employ directors, as well as any other material related party transactions including material charitable contributions to entities with which directors are affiliated or serve as board members.

      B. Independent Auditors.

1.	Have the sole authority to engage the independent auditor and, where appropriate, replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for the Company. The Committee shall review the fees and other compensation paid to the outside auditors.

2.	Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Committee.

3.	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in the Exchange Act and the rules and regulations thereunder which are approved by the Committee prior to completion of the audit.

4.	Receive periodic reports from the independent auditor as required by the Independence Standards Board (or any successor body) regarding the auditor’s independence, which shall be not less frequently than annually. The Committee shall discuss such reports with the auditor, and if so determined by the Committee, take appropriate action to satisfy itself of the independence of the auditor.

5.	Review the performance of the Company’s independent auditor annually. This review should include the review and evaluation of the signing partner of the independent auditor. In conducting the review, the Committee shall consult with management and the head of internal audit and shall obtain and review a report by the independent auditor describing its internal quality-control procedures, material issues raised by its most recent internal quality- control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and the response of the independent auditor. In addition to assuring the regular rotation of the audit partners as required by law, the

Committee should consider whether it is appropriate to adopt a policy of rotating independent auditors on a periodic basis.

6.	Discuss with management, the internal auditor and the independent auditor the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Committee shall review with management and the independent auditor management’s annual internal control report.

7.	Prior to releasing year-end earnings, discuss the results of the audit with the independent auditors, including matters required to be communicated to audit committees in accordance with generally accepted auditing standards, applicable law or listing standards.

8.	Review with the independent auditor any problems or difficulties the auditor may have encountered in connection with the annual audit or otherwise, including any restrictions on the scope of independent auditor’s activities or on access to required information, and any significant disagreements with management. The review should also include discussion of the responsibilities, budget and staffing of the Company’s internal audit staff.

9.	Establish guidelines for the Company’s hiring of employees or former employees of the independent auditors who have participated in the audit of the Company, which shall meet the requirements of applicable law and listing standards.

      C. Compliance.

1.	Periodically review with the Chief Executive Officer and the Chief Financial Officer management’s conclusions about the efficacy of the Company’s disclosure controls and procedures, including any significant deficiencies in the design or operation of such controls and procedures or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

2.	Review management’s monitoring of the Corporation’s compliance with its Code of Business Conduct, and ensure that management has a proper review system in place to ensure that Corporation’s financial statements satisfy legal requirements.

3.	Periodically review with management, including the General Counsel and the independent auditor any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct.

4.	Meet periodically, but at least annually, and separately with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

5.	Review with the Company’s counsel any legal matter that could have a significant impact on the Company’s financial statements.

6.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Such procedures shall include a procedure whereby complaints regarding accounting, internal accounting controls or auditing matters may be submitted directly to the Committee. Such procedures shall include a provision whereby, at least annually, the Committee has the opportunity to review a log of all complaints received pursuant to this procedure.

      D. Annual Report.

Prepare the report required for inclusion in the Company’s annual Proxy Statement, as required by SEC rules and in accordance with all applicable rules and regulations.

      E. Other.

1.	Carry out such other duties that may be delegated to it by the Board.

2.	On an annual basis, evaluate its performance under this Charter. The results of such evaluation shall be shared with all Committee members. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner. The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

Consistent with New York Stock Exchange listing requirements, this Charter will be included on the Company’s website and will be made available upon request to the Company’s Secretary. The Company’s Annual Report on Form 10-K will state that this Charter is available on the Company’s website and will be made available upon request sent to the Company’s Secretary. This Charter may also be published periodically in the proxy statement relating to the Company’s annual meeting of shareholders.

American Greetings Corporation
One American Road
Cleveland, Ohio 44144

Important Notice Regarding Delivery of Shareholder Documents

     The Securities and Exchange Commission has approved a rule that allows us to send a single set of our Annual Report and Proxy Statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process is called “householding”. This reduces the volume of duplicate information received at your household and helps to reduce our costs. Each shareholder will continue to receive a separate proxy card or voting instruction card. If you wish to have this service, you do not need to do anything. We will household your documents until you inform us otherwise. However, if you prefer to receive multiple copies, please contact National City Bank at 1-800-622-6757. You may opt-out of householding at any time by contacting National City Bank and your request will be effective in 30 days.

Notice of Annual Meeting

     The Annual Meeting of Shareholders of American Greetings Corporation (“Company”) will be held at the Company’s World Headquarters, One American Road, Cleveland, Ohio 44144, on Friday, June 25, 2004 at 2:30 p.m., Cleveland time. Your proxy card for voting at the Annual Meeting is enclosed.

     We encourage you to read the Annual Report and Proxy Statement and to vote your shares. Hyperlinks to the Annual Report and Proxy Statement are available over the Internet at www.votefast.com.

     Your vote is important. We encourage you to vote over the Internet at www.votefast.com, by telephone at 1-800-542-1160, or by returning your proxy card in the envelope provided.

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44101-4301
VOTE BY TELEPHONE
Have your proxy card available when you call the toll-free number 1-800-542-1160 using a touch- tone telephone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website http://www.votefast.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone Call toll-free using a Touch-Tone phone: 1-800-542-1160	Vote by Internet Access the website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the Postage-Paid envelope provided

Your telephone or Internet vote must be received by 11:59 p.m. eastern daylight time on June 24, 2004 to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send your proxy card by mail.

CONTROL NUMBER:

If voting by mail, Proxy must be signed and dated below.

Please fold and detach card at perforation before mailing.

--------------------------------------------------------------------------------------------------------------------------

Proxy Solicited on behalf of the Board of Directors of the Company for the June 25, 2004 Annual Meeting.

The undersigned hereby constitutes and appoints Jeffrey M. Weiss, Morry Weiss and Zev Weiss and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of American Greetings Corporation to be held at the Company’s World Headquarters located at One American Road, Cleveland, Ohio 44144, at 2:30 p.m., Cleveland time, on Friday, June 25, 2004, and at any adjournments thereof, on all matters coming before said meeting.

Signature

Signature (if held jointly)

Dated: , 2004
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGN AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

      In the future, American Greetings Corporation expects to provide its Annual Reports and Proxy Statements over the Internet. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. If you give your consent to receive these documents via the Internet, we will advise you when these documents become available on the Internet. Once you give your consent, it will remain in effect until you notify the Corporation by mail that you wish to resume mail delivery of the Annual Reports and Proxy Statements. Even though you give your consent, you still have the right to request copies of these documents at any time by mail.

      To give your consent, follow the prompts when you vote by telephone or over the Internet. If you are voting by mailing your proxy card, check the appropriate box located at the bottom of the attached card.

Please fold and detach card at perforation before mailing.

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AMERICAN GREETINGS CORPORATION	PROXY CARD

You are encouraged to specify your choices by marking the appropriate boxes. This proxy when properly executed will be voted as specified by the shareholder. If you sign and return this proxy card, but do not mark any boxes, the Proxies will cast your vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

1.	Election of Directors to the terms expiring as noted below, or until their successors are duly elected and qualified.

   Nominees:
   Class III  Term expiring in 2007: (01) Scott S. Cowen (02) Harriet Mouchly-Weiss (03) Charles A. Ratner
   (04) Zev Weiss
   Class II   Term expiring in 2006:(05) Joseph Hardin
   ☐ FOR all nominees (except as marked to the contrary)   ☐ WITHHOLD AUTHORITY to vote for all nominees

(INSTRUCTION: If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)

2.	To increase the number of Common Shares available for issuance under the Company’s 1997 Equity and Performance Incentive Plan from 12,500,000 to 17,000,000.

   ☐ FOR  ☐ AGAINST  ☐ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

☐ I consent to access future annual reports and proxy material over the Internet rather than to receive copies by mail.

☐ I plan to attend the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE.